Exhibit 99.2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
American Italian Pasta Company
      We have audited the accompanying consolidated balance sheet of American Italian Pasta Company and subsidiaries as of October 2, 2009 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Italian Pasta Company and subsidiaries as of October 2, 2009, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Grant Thornton LLP
Kansas City, Missouri
November 23, 2009

AMERICAN ITALIAN PASTA COMPANY
CONSOLIDATED BALANCE SHEET
(in thousands, except share amounts)

October 2, 2009
ASSETS
Current assets:
Cash and cash equivalents	$30,959
Trade and other receivables, net	45,828
Inventories	50,996
Other current assets	6,372
Deferred income taxes	22,202

Total current assets	156,357
Property, plant and equipment, net	291,212
Brands	79,074
Other assets	3,420

Total assets	$530,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,852
Accrued expenses	24,147
Short term debt and current maturities of long term debt	5,900

Total current liabilities	59,899
Long term debt, less current maturities	104,100
Deferred income taxes	52,972
Other long term liabilities	5,676

Total liabilities	222,647
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value:
Authorized shares—10,000,000; Issued and outstanding shares—none	—
Class A common stock, $.001 par value:
Authorized shares—75,000,000; Issued and outstanding shares—23,198,013 and 20,981,913	23
Class B common stock, par value $.001
Authorized shares—25,000,000; Issued and outstanding—none	—
Additional paid-in capital	274,142
Treasury stock 2,216,100 shares	(52,519)
Accumulated other comprehensive income	17,957
Retained earnings	67,813

Total stockholders’ equity	307,416

Total liabilities and stockholders’ equity	$530,063

See accompanying notes to consolidated financial statements.

AMERICAN ITALIAN PASTA COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

Year Ended
October 2, 2009
(53 weeks)
Revenues	$628,162
Cost of goods sold	451,513

Gross profit	176,649
Selling and marketing expense	27,989
General and administrative expense	34,363
Loss related to long-lived assets	885

Operating profit	113,412
Interest expense, net	16,499
Other income, net	(8)

Income before income taxes	96,921
Income tax expense	8,633

Net income	$88,288

Net income per common share (basic)	$4.27
Weighted-average common shares outstanding	20,692

Net income per common share (assuming dilution)	$4.10
Weighted-average common shares outstanding (including dilutive securities)	21,555

See accompanying notes to consolidated financial statements.

AMERICAN ITALIAN PASTA COMPANY
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY & COMPREHENSIVE INCOME
(in thousands)

	Class A Common Stock					Accumulated
			Additional			Other		Total
			Paid-in	Treasury Stock		Comprehensive	Retained	Stockholders’
	Shares	Amount	Capital	Shares	At Cost	Income	Earnings	Equity
Balance at September 26, 2008	22,454	$22	$261,772	(2,195)	$(52,076)	$16,728	$(20,475)	$205,971
Net income (53 weeks)							88,288	88,288
Foreign currency translation adjustment						1,229		1,229

Comprehensive income								89,517

Stock-based compensation	744	1	4,875	(4)				4,876
Purchase of treasury shares				(17)	(443)			(443)
Stock-based income tax benefit			7,495					7,495

Balance at October 2, 2009	23,198	$23	$274,142	(2,216)	$(52,519)	$17,957	$67,813	$307,416

See accompanying notes to consolidated financial statements.

AMERICAN ITALIAN PASTA COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

Year Ended
October 2, 2009
(53 weeks)
OPERATING ACTIVITIES:
Net income	$88,288
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	24,986
Amortization of deferred financing fees	2,296
Provision for inventory obsolescence	2,100
Stock-based compensation expense	5,539
Deferred income tax expense	6,334
Excess tax benefit—share based compensation and warrants	(6,799)
Other	1,377
Changes in operating assets and liabilities:
Trade and other receivables	1,976
Inventories	13,028
Other current assets	(425)
Accounts payable and accrued expenses	(12,339)
Other	(987)

Net cash provided by operating activities	125,374
INVESTING ACTIVITIES:
Redemption of short term investments	2,124
Additions to property, plant and equipment	(10,691)
Proceeds from disposal of long-lived assets	544

Net cash used in investing activities	(8,023)
FINANCING ACTIVITIES:
Principal payments on debt	(131,799)
Excess tax benefit—stock based compensation and warrants	6,799
Other	(56)

Net cash used in financing activities	(125,056)
Effect of exchange rate changes on cash	41

Net decrease in cash and cash equivalents	(7,664)
Cash and cash equivalents, beginning of year	38,623

Cash and cash equivalents, end of year	$30,959

See accompanying notes to consolidated financial statements.

AMERICAN ITALIAN PASTA COMPANY
SUPPLEMENTAL CASH FLOW INFORMATION
(in thousands)

Year Ended
October 2, 2009
(53 weeks)
Cash paid for interest	$16,486

Cash paid for income taxes, net	$1,535

Non-cash investing and financing activities
Property, plant and equipment accrued in accounts payable	$789

AMERICAN ITALIAN PASTA COMPANY
Notes to Consolidated Financial Statements
1. DESCRIPTION OF THE BUSINESS
     American Italian Pasta Company is a Delaware corporation which began operations in 1988. We believe we are the largest producer and marketer of dry pasta in North America, by volume, based on data available from The Nielsen Company (“Nielsen”), published competitor financial information, industry sources such as the National Pasta Association, suppliers, trade magazines and our own market research. We have manufacturing and distribution facilities located in Excelsior Springs, Missouri, Columbia, South Carolina, Tolleson, Arizona, and Verolanuova, Italy.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Principles of Consolidation—The consolidated financial statements include the accounts of our majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
     Fiscal Year End—Our fiscal year ends on the last Friday of September or the first Friday of October, resulting in a 52- or 53-week year depending on the calendar. Our first three quarters end on the Friday last preceding December 31, March 31 and June 30 or the first Friday of the following month of each quarter. Fiscal year 2009 was a 53-week year and ended on October 2, 2009.
     Revenue Recognition—The provisions of FASB ASC 605 and all other related interpretations have been applied. Sales are recognized when delivery of product has occurred or services have been rendered, there is persuasive evidence of a sales arrangement, selling prices are fixed or determinable, and collection from the customer is reasonably assured. Transfer of title typically occurs upon delivery at the customers’ place of business. Promotional allowances related to our sales are recorded at the time revenue is recognized and reflected as a reduction of revenues on the accompanying consolidated statements of operations. Such allowances, where applicable, are estimated based on anticipated volume and promotional spending with specific customers. We recognize revenue for subsidy offset payments from the Department of Commerce (see Note 10) when the amount and the right to receive payment can be reasonably determined.
     Foreign Currency—Our foreign operations utilize the Euro as their functional currency. Accordingly, for purposes of translating foreign subsidiary financial statements to the U.S. dollar reporting currency, assets and liabilities of our foreign operations are translated at the period-end exchange rate and revenues and expenses are translated at the weighted-average exchange rates for the period and related gains or losses are recognized as other comprehensive income. Foreign currency gains and losses resulting from foreign currency transactions are included in consolidated operations in the period incurred. Realized net foreign currency transaction losses of $0.3 million for fiscal year 2009, is reflected in the statement of operations under the caption other income, net.
     Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Our accounting policies with significant estimates include indefinite-lived intangible assets, long-lived assets, share-based compensation, allowance for doubtful accounts, reserves for slow-moving, damaged and discontinued inventory, reserve for obsolete and impaired spare parts, promotional allowances, and income taxes. Actual results could differ from those estimates.
     Risks and Uncertainties—Pasta is made from semolina milled from durum wheat. Durum wheat is a narrowly traded commodity crop. We attempt to mitigate some of the effect of durum wheat cost fluctuations through forward purchase contracts for physical delivery. These contracts represent normal purchases and are recorded as performance occurs under the contract. Our commodity procurement and pricing practices are intended to reduce the risk of durum wheat cost increases on profitability, but also may affect our ability to benefit from durum wheat cost decreases.
     A single customer accounts for a significant portion of our revenues and accounts receivable, as disclosed in Note 17. In addition, our customers are concentrated in the retail sector of the economy.

     Financial Instruments—The carrying values of our financial instruments, including cash and cash equivalents, trade and other receivables, accounts payable, short term debt, and long term debt, as reported in the accompanying consolidated balance sheet, approximate fair value.
     Cash and Cash Equivalents—Cash and cash equivalents, including approximately $5.4 million in foreign jurisdictions as of October 2, 2009, is comprised of cash on hand, amounts due from banks and highly liquid marketable securities with maturities of three months or less at the date of purchase. At times, we have cash in excess of FDIC limits and place our cash and cash equivalents with well established financial institutions.
     Trade Accounts Receivable—We grant credit to certain customers who meet our established credit requirements. Generally, we do not require collateral when trade credit is granted to customers. Trade receivables are determined to be past-due based upon terms established with each customer. We evaluate the collectability of accounts receivable and determine the appropriate reserve for doubtful accounts based upon a number of factors. We utilize specific criteria to determine uncollectible receivables to be written-off including whether a customer has filed for bankruptcy, has had accounts referred to outside parties for collection, or has had accounts past due over specified periods. The allowance for doubtful accounts at October 2, 2009 was $1.4 million and is netted against accounts receivable in the consolidated balance sheet. Uncollectible accounts are written-off against the allowance for doubtful accounts after collection efforts have been exhausted. During fiscal 2009, we wrote off approximately $1.1 million of fully-reserved accounts receivable that had been outstanding for an extended period. For fiscal year 2009, bad debt expense was $0.2 million.
     Inventories—Inventories are carried at standard cost adjusted for capitalized variances, which approximate the lower of cost, determined on a first-in, first-out (FIFO) basis, or market. We periodically review our inventory for slow-moving, damaged or discontinued items and provide reserves to reduce such items identified to their recoverable amount. Inbound freight costs are capitalized as a component of inventory. Warehousing costs, including storage costs, are expensed as incurred as a component of cost of goods sold.
     Property, Plant and Equipment—Capital additions and improvements are classified as property, plant and equipment and are recorded at cost. Depreciation is calculated for financial statement purposes using the straight-line method over the estimated useful life of the related asset as follows:

Number of Years
Land improvements	28 - 40
Buildings	30 - 40
Plant and mill equipment	10 - 30
Furniture, fixtures and equipment	3 - 10
     Plant and mill equipment also includes spare parts, recorded at lower of average cost or realizable value. Spare parts, valued at the lower of average cost or net realizable value, are not depreciated but are expensed when placed in service. We periodically review our spare parts for excess and obsolete items and provide reserves to reduce such items to their recoverable amounts. At October 2, 2009, the reserve was $0.9 million.
     Brands—In accordance with ASC 350-50 “Intangibles—Goodwill and Other”, we do not amortize the cost of intangible assets with indefinite lives. Our indefinite lived intangible assets consist entirely of brand names. We perform impairment tests of the carrying value of indefinite lived intangible assets at least annually during our fourth quarter and more frequently should events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. These impairment tests are impacted by judgments as to future cash flows and other considerations. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
     Other Long-Lived Assets—We review long-lived assets, including amortizable intangible assets for impairment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We evaluate recoverability of assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     Income Taxes—A deferred tax asset or liability is recognized for the anticipated future tax consequences of temporary differences between the tax basis of assets or liabilities and their reported amounts in the financial statements and for operating loss and tax credit carryforwards. A valuation allowance is provided when, in the opinion of management, it is more likely than not that some portion or all of a deferred tax asset will not be realized. Realization of the deferred tax assets is dependent on our ability to generate sufficient future taxable income and, if necessary, execution of our tax planning strategies. In the event we determine that sufficient future taxable income, taking into consideration tax planning strategies, may not generate sufficient taxable income to fully realize net deferred tax assets, we may be required to establish or increase valuation allowances by a charge to income tax expense in the period such a determination is made. This charge may have a material impact on recognized income tax expense on our consolidated statement of operations. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The recognition of a change in enacted tax rates may have a material impact on recognized income tax expense and on our consolidated statement of operations.
     We initially recognize tax positions in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Application requires numerous estimates based on available information. We consider many factors when evaluating and estimating our tax positions and tax benefits, and our recognized tax positions and tax benefits may not accurately anticipate actual outcomes. As we obtain additional information, we may need to periodically adjust our recognized tax positions and tax benefits. These periodic adjustments may have a material impact on our consolidated statement of operations.
     Share-Based Compensation—We recognize all share-based payments to employees in the income statement based on the fair value of the award for those awards that are expected to vest. Forfeitures of awards are estimated at the time of grant and revised appropriately in subsequent periods if actual forfeitures differ from those estimates. Nonvested share awards classified as equity are measured at fair value as if the share were vested and issued on the grant date. Nonvested share awards classified as liabilities are remeasured at each reporting date until the date of settlement. Compensation cost for each period is based on the percentage of the requisite service that has been rendered through the end of the period and the change in fair value of the award during the period. We utilize the Black-Scholes option valuation model to calculate the fair value of each stock option and stock appreciation right award. Expected volatility was based on the combination of the historical volatility of our common stock and the implied volatility of our options. The expected term of the options and stock appreciation rights represent the period of time until exercise or termination and is based on historical experience of similar awards, including vesting schedules and expectations of future behavior. The risk free interest rate is based on the U.S. Treasury rate at the time of the grant for instruments of a comparable life. Our valuation model assumes a zero dividend rate.
     Advertising Costs—Advertising costs are expensed the first time the advertising takes place. Advertising costs were $3.6 million in fiscal year 2009.
     Other Comprehensive Income—Comprehensive income refers to revenue, expense, gains, and losses that are recorded as an element of stockholders’ equity rather than as a component of net income. Our other comprehensive income consists primarily of foreign currency translation adjustments from foreign subsidiaries using the local currency as their functional currency.
Impact of Recent Accounting Pronouncements—
     The FASB issued ASU 2009-01, “Amendments based on Statement of Financial Accounting Standards No. 168—The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles”, in June 2009 to codify in ASC 105, Generally Accepted Accounting Principles, FASB Statement 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles”, which was issued to establish the Codification as the sole source of authoritative U.S. GAAP recognized by the FASB, excluding SEC guidance, to be applied by nongovernmental entities. The guidance in FASB ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Applying the guidance in FASB ASC 105 did not impact our financial condition and results of operations. References to pre-Codification GAAP have been replaced with ASC references in our financial statements.

     In December 2007, the FASB issued an amendment to FASB ACS 805 “Business Combinations” to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. In April 2009, the FASB further amended ACS 805 “Business Combinations” to address the initial recognition and measurement of an asset acquired or a liability assumed in a business combination that arises from a contingency and for which the fair value of the asset or liability on the date of acquisition can be determined. These amendments are effective prospectively to business combinations on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (our fiscal year 2010). We do not believe that the adoption of these amendments will have a material effect on our consolidated financial statements.
     In March 2008, the FASB issued an amendment to FASB ASC 815 “Derivative and Hedging” that requires enhanced disclosures about an entity’s derivative and hedging activities, including how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This amendment is effective for financial statements issued for fiscal years beginning after November 15, 2008 (our fiscal year 2010), and interim periods within those fiscal years. We do not believe that the adoption of these amendments will have a material effect on our consolidated financial statements.
     In April 2008, the FASB issued an amendment providing additional guidance regarding the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset as defined in FASB ASC 275 “Risks and Uncertainties” and FASB ASC 350 “Intangibles—Goodwill & Other”. The intent of this amendment is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. This amendment is effective for our interim and annual financial statements beginning in our fiscal year 2010. We do not believe that the adoption of these amendments will have a material effect on our consolidated financial statements.
     In June 2009, the FASB issued SFAS 166 (not yet included in the Codification), “Accounting for Transfers of Financial Assets an amendment of FASB Statement No. 140” (“SFAS 166”), which amends the derecognition guidance in FASB Statement No. 140 and eliminates the exemption from consolidation for qualifying special-purpose entities. This statement is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009. This statement will be effective for us beginning in our fiscal 2011. We do not believe that the adoption of SFAS 166 will have a material effect on our consolidated financial statements.
     In August 2009, the FASB issued FASB ASU 2009-05, “Measuring Liabilities at Fair Value”, to clarify how entities should estimate the fair value of liabilities under FASB ASC 820, “Fair Value Measurements and Disclosures”. The guidance applies to all entities that carry liabilities at fair value. The new guidance on measuring liabilities at fair value is effective for the first interim or annual reporting period beginning after August 28, 2009, our fiscal year 2010, with earlier application permitted if the financial statements for prior periods have not been issued. We are evaluating the impact of the adoption of FASB ASU 2009-05 on our consolidated financial statements.
3. FAIR VALUE MEASURES
     As of the beginning of our fiscal year 2009, we adopted FASB ASC 820 “Financial Value Measures and Disclosures”, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.
     FASB ASC 820 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1—Quoted prices in active markets for identical assets or liabilities;
Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

     As of October 2, 2009 we have no financial assets or liabilities that are required to be measured at fair value on a recurring basis. The carrying value of our financial assets or liabilities that are not required to be measured at fair value on a recurring basis, including cash and cash equivalents, short term investments, trade and other receivables, accounts payable, short term debt, and long term debt, as reported in the accompanying consolidated balance sheet as of October 2, 2009, approximate fair value.
     We do not believe that the application of the provisions of FASB ASC 820 to our non-financial assets and liabilities will have a material impact on our financial statements.
     Effective at the beginning of our fiscal year 2009, we adopted FASB ASC 825, “Financial Instruments”, which permits companies to choose to measure many financial instruments and certain other items at fair value as of the beginning of our current fiscal year. We have not elected to report any financial assets or liabilities at fair value under FASB ASC 825.
4. INVENTORIES
     Inventories are carried at standard cost adjusted for capitalized variances, which approximate the lower of cost, determined on a first-in, first-out (FIFO) basis, or market. We periodically review our inventory for slow-moving, damaged or discontinued items and adjust our reserves to reduce such items identified to their recoverable amount.
     We recognized $2.1 million of expense related to slow moving, damaged, and discontinued inventory during fiscal year 2009. This expense was included as a component of cost of goods sold on the consolidated statements of operations.
     Inventories consist of the following (in thousands):

October 2, 2009
Finished goods	$38,156
Raw materials, additives, packaging materials and work-in-process	13,422
Reserves for slow-moving, damaged and discontinued inventory	(582)

$50,996

5. PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment consist of the following (in thousands):

October 2, 2009
Land and improvements	$11,922
Buildings	113,484
Plant and mill equipment	354,327
Furniture, fixtures and equipment	25,845

505,578
Accumulated depreciation	(225,156)

280,422
Spare parts, net of reserve	7,508
Construction in progress	3,282

$291,212

     We capitalize interest costs associated with the construction and installation of property, plant and equipment. During the fiscal year ended October 2, 2009, interest costs of $0.4 million was capitalized.
     Depreciation expense for the fiscal year ended October 2, 2009, was $22.6 million.
     As of October 2, 2009, we maintain property, plant and equipment in Italy with a net book value totaling $39.0 million.

6. BRANDS
     Our intangible assets consist solely of acquired brand names. Management has determined that each of our intangible brand assets have an indefinite life unless events and circumstances indicate otherwise.
     We perform an annual impairment review of our brands. We performed our fiscal year 2009 annual review of our brands based on the fiscal year 2010 business plan and forecasts, which indicated no brand impairment in fiscal year 2009. As a part of the 2008 annual impairment review we determined that one of the impaired brands has a definite life and, accordingly, we began amortizing the $1.2 million fair value of this brand over its estimated economic life. During fiscal year 2009, we recognized $0.8 million of brand amortization expense related to this brand. Amortization expense is included as a component of selling and marketing expense in the accompanying consolidated statement of operations.
7. ACCRUED EXPENSES
     Accrued expenses consist of the following (in thousands):

October 2, 2009
Accrued promotional costs	$8,360
Accrued interest expense	72
Accrued bonus expense	5,277
Other accrued expenses	10,438

$24,147

8. SHORT TERM DEBT
     Our U.S. credit facility includes restrictions that limit borrowings by our Italian subsidiary, Pasta Lensi S.r.l. (“Lensi”), to $5.0 million, all of which is available as of the end of the current period. Lensi has credit facilities that allow 30-60 day advances that are based on accounts receivable balances pledged and are secured by Lensi’s accounts receivables and other assets, as well as a general line of credit of approximately $0.6 million. As of October 2, 2009, there were no borrowings under these credit facilities.
9. LONG TERM DEBT
     Long term debt consists of the following (in thousands):

October 2, 2009
Borrowings under U.S. credit facility	$110,000
Less current portion	5,900

$104,100

     As of October 2, 2009, the U.S. credit facility, as amended, is comprised of a $110.0 million term loan and a $30.0 million revolving credit facility. The U.S. credit facility is secured by substantially all of our domestic assets and provides for interest at either LIBOR rate plus 550 basis points or at an alternate base rate calculated as prime rate plus 450 basis points. The term loan matures in March 2011 and does not have scheduled principal payments. Principal pre-payments are required if certain contingent events occur, including the sale of certain assets, issuance of equity, and the generation of excess cash flow as defined in the credit agreement. The excess cash flow payment required under the agreement is reduced by voluntary pre-payments. As of October 2, 2009, the excess cash flow liability under this agreement was approximately $5.9 million. The term loan interest rate in effect at October 2, 2009 was 5.8%. As of October 2, 2009, we had no borrowings outstanding under the revolving credit facility. The outstanding letters of credit under our revolving credit facility totaled approximately $1.0 million as of October 2, 2009. Accordingly, under the U.S. credit facility we had additional borrowing capacity of $29.0 million as of October 2, 2009.
     Subsequent to year-end, we paid the $5.9 million current portion of the long term debt, which represents our excess cash flow liability, using available cash. In addition, we made voluntary prepayments of $14.1 million, reducing the outstanding term loan balance to $90.0 million.

     Our U.S. credit facility contains restrictive covenants which include, among other things, financial covenants requiring minimum and cumulative earnings levels and limitations on the payment of dividends, stock purchases, capital spending, and our ability to enter into certain contractual arrangements. We were in compliance with these financial covenants as of October 2, 2009.
     Annual maturities of long term debt obligations for each of the next five fiscal years reflecting the terms of the credit facility discussed above, are as follows (in thousands):

2010	$—
2011	104,100
2012	—
2013	—
2014	—

$104,100

10. CONTINUED DUMPING AND SUBSIDY OFFSET ACT OF 2000
     On October 28, 2000, the U.S. government enacted the “Continued Dumping and Subsidy Offset Act of 2000” (the “Act”), commonly known as the Byrd Amendment, which provides that assessed anti-dumping and subsidy duties liquidated by the Department of Commerce on Italian and Turkish imported pasta after October 1, 2000 will be distributed to affected domestic producers. The legislation creating the dumping and subsidy offset payment provides for annual payments from the U.S. government. We record the Byrd Amendment payment as revenue in the quarter in which the amount, and the right to receive payment, can reasonably be determined. We recognized revenue under the Act of $0.8 million in fiscal year 2009. Effective October 1, 2007, the Act was repealed, resulting in the discontinuation of future distributions to affected domestic producers for duties assessed after such date.
11. INCOME TAXES
     Significant components of the income tax provision are as follows (in thousands):

Year Ended
October 2, 2009
(53 weeks)
Current income tax expense:
U.S.	$1,936
Foreign	363

2,299

Deferred income tax expense:
U.S.	6,330
Foreign	4

6,334

Net income tax expense	$8,633

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows (in thousands):

October 2, 2009
Deferred tax assets:
Net operating loss carryforwards	$17,050
Tax credit carryforwards	14,447
Stock-based compensation	3,143
Intangible assets	2,538
Other	956

38,134
Valuation allowance	(6,362)

Total deferred tax assets	31,772

Deferred tax liabilities:
Property, plant and equipment	62,104
Other	438

Total deferred tax liabilities	62,542

Net deferred tax liabilities	$30,770

     The valuation allowance has been allocated to current and non-current deferred taxes as follows (in thousands):

Current deferred tax asset	$2,982
Non-current deferred tax asset	3,380

Total deferred tax liabilities	$6,362

     The following are the components of income before income tax expense for domestic and foreign operations (in thousands):

Year Ended
October 2, 2009
(53 weeks)
Domestic	$95,864
Foreign	1,057

$96,921

     The reconciliation of income tax computed at the U.S. statutory tax rate to income tax expense is as follows (in thousands):

Year Ended
October 2, 2009
(53 weeks)
Income before income taxes	$96,921
U.S. statutory tax rate	X 35%

Federal income tax expense at U.S. statutory rate	33,922
State income tax, net of federal tax effect	1,870
Foreign tax rate differential	(194)
Change in valuation allowance	(17,018)
Other, net	331

Total income tax expense	18,911
Discrete event primarily related to reversal of alternative minimum tax valuation reserve	(10,278)

Net income tax expense	$8,633

     We had federal net operating loss carryforwards of $33.6 million at October 2, 2009 that have various expiration dates from 2026 to 2027. As of the beginning of fiscal 2009, a partial valuation allowance existed against the federal net operating loss carryforward as we did not believe it is more likely than not that the carryforward will be utilized prior to expiration. In making this determination, we did not consider future taxable income due to the existence of a three-year cumulative loss through the end of fiscal year 2008. We only considered taxable income to the extent of reversals of net temporary differences in existence as of the end of fiscal year 2008.
     As of the end of our first quarter of fiscal year 2009, we had cumulative pre-tax income for the preceding three-year period and based upon all available evidence, both positive and negative, management determined that it was more likely than not that we would realize the benefit of federal and certain state net operating loss carryforwards that previously had a valuation allowance. Consequently, the benefit of reducing that portion of the valuation allowance attributable to these loss carryforwards is reflected in the determination of our estimated annual effective rate.
     We had an AMT credit carryforward, with no expiration date, of $11.8 million as of October 2, 2009. We had general business credit carryforwards of $0.6 million as of October 2, 2009, with various expiration dates from 2019 to 2024. A partial valuation allowance had been established against these credits as of the end of fiscal year 2008 as we did not believe it was more likely than not that these credits would be fully utilized. In making this determination, we did not consider future taxable income due to the existence of a three-year cumulative loss through the end of fiscal year 2008. We only considered taxable income to the extent of reversals of net temporary differences in existence as of the end of fiscal year 2008. As of the end of our first quarter of fiscal 2009, we had cumulative pre-tax income for the preceding three-year period. During our second quarter, management determined, based upon all available evidence including future projected income, that it is more likely than not that we will utilize the benefits primarily related to AMT credit and general business credit carryforwards. Based on guidance related to changes in valuation allowances during interim periods, management concluded that it was proper to release the $10.3 million valuation allowance against this carryforward during the second quarter as a discrete event.
     We had various state net operating loss carryforwards of $87.7 million at October 2, 2009 that have various expiration dates from 2010 to 2029. The ultimate realization of these losses depends on our ability to generate taxable income in future years as well as on our continued business activity in each state and our corresponding apportioned taxable income in each state. A full valuation allowance existed against these net operating loss carryforwards as of the beginning of fiscal year 2009 as we did not believe it was more likely than not that they would be utilized prior to expiration. In making this determination, we did not consider future taxable income due to the existence of a three-year cumulative loss through the end of fiscal year 2008. During fiscal year 2009, we determined based on all available evidence, both positive and negative, that we will realize the benefits related to these carryforwards. We will continue to evaluate the valuation allowance related to the remaining carryforwards at the end of each period taking into account current and forecasted operating results.
     At October 2, 2009, we had state tax credit carryforwards of $2.0 million that have varying expiration dates from 2010 to 2018. A full valuation allowance has been established against these credits as we do not believe it is more likely than not that these credits will be utilized prior to expiration.
     During the fiscal year ended October 2, 2009, we reduced the deferred tax assets and current taxes payable relating to stock options that expired unexercised by approximately $0.6 million. This was recorded as a debit to additional paid in capital and is not a component of our total income tax expense or our effective tax rate.
     We have elected the tax law ordering approach to determine when excess tax deductions resulting from equity awards are realized. Therefore, excess tax benefits resulting from current year equity award exercises have been recognized as a component of additional paid-in capital. In accordance with the tax law ordering approach, a valuation allowance of $1.3 million existed as of the beginning of fiscal year 2009 against excess tax deductions resulting from fiscal 2005 equity awards. During fiscal year 2009, sufficient taxable income was realized to fully utilize the excess deductions from the fiscal 2005 equity awards and we released the related valuation allowance. The resulting benefit was recognized as a component of additional paid-in capital.
     At October 2, 2009, we had no undistributed earnings of foreign subsidiaries. Therefore, no U.S. income tax has been provided for.

     As discussed in Note 1, “Summary of Significant Accounting Policies,” tax positions are evaluated in a two-step process. We first determine whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more-likely-than-not recognition threshold it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. We classify gross interest and penalties and unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as non-current liabilities in the consolidated balance sheets.
     As of October 2, 2009, the gross amount of unrecognized tax benefits, including penalty and interest, was approximately $2.7 million. If recognized, approximately $2.2 million would affect our effective tax rate.
     A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, penalties, and the associated state deferred tax assets, is as follows (in thousands):

Balance as of September 26, 2008	$1,476
Change attributable to tax positions taken during a prior period	16

Decreases attributable to settlements with tax authorities	(15)

Balance as of October 2, 2009	$1,477

     We have classified interest and penalties as a component of income tax expense. As of October 2, 2009, we had accrued interest and penalties of $1.2 million ($1.0 million after tax).
     We file income tax returns in the U.S. federal jurisdiction, the United Kingdom, the Netherlands, Italy and various state jurisdictions. We have also made an evaluation of the potential impact of assessments by state jurisdictions in which we have not filed tax returns. As of October 2, 2009, the federal tax returns for fiscal years 2004 through 2009 are open and will remain open until the statute closes for the years in which the net operating losses are utilized in the future. In addition, state and foreign tax returns for the fiscal years 2001 through 2009 are open to audit under the statute of limitations. As of October 2, 2009, it is not anticipated that any of the net unrecognized tax benefits will be recognized in the next twelve months.
12. COMMITMENTS AND CONTINGENCIES
Purchase and Supply Agreements:
     We had durum wheat, semolina, and other supply purchase commitments totaling approximately $47.1 million at October 2, 2009.
     We purchase our raw material requirements (including semolina and semolina/flour blends) for our Tolleson, Arizona facility from Bay State Milling Company (“Bay State”) under a ten-year supply agreement that expires September 30, 2012. The agreement will automatically renew for a five-year term unless notice is given by either party on or before September 30, 2010, and may be renewed for additional periods under similar terms. We are obligated to purchase 80% of our annual Tolleson requirements for semolina from Bay State with an annual minimum of 50 million pounds. Pricing for these purchases are based on the cost of raw materials plus a conversion fee. We have satisfied our minimum requirement for fiscal year 2009. In the event Bay State’s ownership changes or under performs, we have the contractual right to purchase the mill at an established book value less accumulated depreciation.
Operating Leases:
     We lease office space, computer equipment and other equipment, under lease agreements accounted for as operating leases. The office lease agreement contains renewal options and rental escalation clauses, as well as provisions for the payment of utilities, maintenance and taxes. As of October 2, 2009, our future minimum rental payments due under the non-cancelable operating lease agreements consist of the following (in thousands):

2010	$1,279
2011	625
2012	173
2013	74
2014	51
Thereafter	4

$2,206

     Rent expense was approximately $1.4 million for fiscal year 2009.

Legal Matters
     In September of 2008, the Company agreed to a consent injunction and settled all outstanding matters pertaining to the SEC investigation of the Company’s historical accounting practices. Certain former officers of the Company also resolved claims asserted against them by the SEC in 2008 and 2009, with the exception of one former officer. As a result, the Company may continue to have indemnity obligations to this former officer under Delaware law and our articles of incorporation. We believe the effect of any indemnification obligation on our cash flows and results of operations will be immaterial.
     From time to time and in the ordinary course of business, we are named as a defendant in legal proceedings related to various issues, including worker’s compensation claims, tort claims and contractual disputes. While the resolution of such matters may have an impact on our financial results for the period in which they are resolved, we believe that the ultimate disposition of these matters will not, individually or in the aggregate, have a material adverse effect upon its business or consolidated financial statements.
13. NET INCOME PER COMMON SHARE
     Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income per share is computed by dividing net income available to common shareholders, increased by the weighted average number of outstanding common shares and incremental shares that may be issued in future periods related to outstanding stock options and stock appreciation rights, if dilutive. When calculating incremental shares related to outstanding share options and stock appreciation rights, we apply the treasury stock method. The treasury stock method assumes that proceeds, consisting of the amount the employee must pay on exercise, compensation cost attributed to future services and not yet recognized, and excess tax benefits that would be credited to additional paid-in capital on exercise of the share options, are used to repurchase outstanding shares at the average market price for the period. The treasury stock method is applied only to share grants for which the effect is dilutive.
     The computations of basic and diluted net income per share are as follows (in thousands, except share and per share data):

	October 2, 2009
	(53 weeks)
		Weighted
		Average	Per
	Net	Shares	Share
	Income	Outstanding	Amount
Basic net income per share	$88,288	20,692	$4.27
Effect of dilutive securities:
Stock options and stock appreciation rights		863

Diluted income per share	$88,288	21,555	$4.10

     For the year ended 2009, weighted average outstanding shares totaling approximately 0.7 million shares of common stock, were anti-dilutive and, therefore, not included in the computation of diluted income per share.
14. EQUITY INCENTIVE PLANS
     Our current equity plan, as approved in December 2000 and amended in February 2004, authorizes us to grant nonvested shares, stock options, and stock appreciation rights to the directors, officers, key employees and contract employees for the purchase or award of up to 1.8 million shares of our common stock, plus shares forfeited related to awards made under our prior equity incentive plan. Also outstanding are stock options to purchase approximately 0.1 million shares of our common stock that were issued under terminated equity incentive plans established during October 1992, October 1993, and October 1997. Generally, we issue new shares upon the award of nonvested shares and the exercise of stock options or stock appreciation rights. Accordingly, we do not anticipate we will repurchase shares on the open market during fiscal year 2010 for the purpose of satisfying nonvested share grants or stock option or stock appreciation right exercises.
     We utilize the Black-Scholes option valuation model to calculate the fair value of each option and stock appreciation right award. Expected volatility was based on the combination of the historical volatility of our common stock and the implied volatility of our options. The expected term of the options and stock appreciation rights represents the period of time until exercise or termination and is based on historical experience of similar awards, including vesting schedules and expectations of future behavior. The risk free interest rate is based on the U.S. Treasury rate at the time of the grant for instruments of a comparable life. Our valuation model input assumes a zero dividend rate.
     We did not issue stock options during fiscal year 2009. The assumptions used to record share-based compensation expense for stock appreciation rights for fiscal year 2009 is as follows:

2009
Expected volatility	51.1% - 54.0%
Weighted-average volatility	51.1%
Expected dividends	0.0%
Expected term (in years)	4.3 - 4.4
Risk-free rate	1.26%
Stock Options
     A summary of our stock option activity, and related information, is as follows:

				Weighted
				Average
		Weighted		Remaining
		Average	Aggregate	Contractual
	Number of	Exercise	Intrinsic	Term
	Shares	Price	Value	(in years)
Outstanding at September 26, 2008	692,441	$30.66
Exercised	(26,043)	$24.06
Forfeited	(750)	$24.82
Expired	(193,050)	$26.87

Outstanding at October 2, 2009	472,598	$32.89

Vested or expected to vest at October 2, 2009	471,442	$32.91	$209,000	3.5
Exercisable at October 2, 2009	463,568	$33.01	$205,000	3.5
     The aggregate intrinsic values reflected above includes only those option awards for which the exercise price is less than the current market price as of October 2, 2009.
     The stock options vest over three to five years in varying amounts, depending on the terms of the individual option agreements, and expire 10 years from the date of grant.
     During the fiscal year ended 2009, we received cash of approximately $0.4 million for payment of the grant price of exercised share options with an intrinsic value of approximately $0.2 million and we anticipate we will realize a tax benefit of $0.1 million related to these exercised share options. The cash received for payment of the grant price is included as a component of cash flow from financing activities on the statement of cash flows. The tax benefit related to the option exercise price in excess of the option fair value at grant date is separately disclosed as a component of cash flow from financing activities within the consolidated statement of cash flows; the remainder of the tax benefit is included as a component of cash flow from operating activities.
     We recognized compensation expense, which is a non-cash charge, related to stock options of $0.2 million in fiscal year 2009. The tax effect related to stock option compensation expense during 2009 was less than $0.1 million.

     As of October 2, 2009, we had less than $0.1 million of future unrecognized compensation costs that are expected to be recognized over a weighted average period of less than one year.
Stock Appreciation Rights
     A summary of our stock appreciation rights activity, and related information, is as follows:

				Weighted
				Average
		Weighted		Remaining
		Average	Aggregate	Contractual
	Number of	Exercise	Intrinsic	Term
	Shares	Price	Value	(in years)
Outstanding at September 26, 2008	2,017,803	$7.21
Issued	258,787	$24.79
Exercised	(343,689)	$7.00
Forfeited	(84,790)	$8.09

Outstanding at October 2, 2009	1,848,111	$9.67

Vested or expected to vest at October 2, 2009	1,658,993	$9.61	$29,797,000	4.7
Exercisable at October 2, 2009	370,629	$7.56	$7,415,000	4.4
     The aggregate intrinsic values reflected above include only those stock appreciation rights for which the exercise price is less than the current market price. As of October 2, 2009, the exercise price was less than the current market price for all outstanding stock appreciation rights.
     The stock appreciation rights vest over three or four years in varying amounts, depending on the terms of the individual agreements, and expire seven years from the date of grant. Only the number of shares of common stock issued in settlement of a stock appreciation right are counted against the available shares under our equity incentive plan.
     Stock appreciation rights with an intrinsic value of $6.8 million were exercised during fiscal year 2009, resulting in the issuance of approximately 250,000 shares of common stock. We anticipate we will realize a tax benefit related to these exercised stock appreciation rights of approximately $2.5 million. The tax benefit related to the stock appreciation right exercise price in excess of the stock appreciation right fair value at grant date is separately disclosed as a component of cash flow from financing activities within the consolidated statement of cash flows; the remainder of the tax benefit is included as a component of cash flow from operating activities.
     We recognized compensation expense related to stock appreciation rights of $1.9 million in fiscal year 2009. The tax effect related to stock appreciation rights compensation expense during 2009 was $0.7 million.
     The weighted average fair value for stock appreciation rights granted was $10.53 for the fiscal year ended October 2, 2009.
     As of October 2, 2009, we had $4.0 million of future unrecognized compensation costs that are expected to be recognized over a weighted average period of approximately 1.5 years related to stock appreciation rights.
Nonvested Share Liability Awards
     Our nonvested share activity for awards subject to liability accounting is as follows:

		Weighted
		Average	Aggregate
	Number of	Grant Date	Intrinsic
	Shares	Fair Value	Value
Nonvested at September 26, 2008	163,290	$7.34
Vested	(39,594)	$10.21
Forfeited	(1,639)	$10.88

Nonvested at October 2, 2009	122,057	$6.36	$3,365,000

     The compensation expense or benefit recognized each period represents a portion, depending on the percentage of the requisite service that has been rendered at the reporting date, of the change in market value of the shares that have not vested as of the end of each reporting period plus the change in market value of shares that vested during the reporting period. Nonvested share liability awards may result in recognition of either compensation expense or compensation benefit (reduction in compensation expense) for a reporting period.
     We did not issue any nonvested share liability awards during fiscal year 2009. The shares vest over either four or five years.
     Expense recognized related to nonvested shares subject to liability accounting amounted to $2.3 million in fiscal year 2009. The weighted average remaining life of liability awards is less than one year.
     The total fair value of nonvested shares under liability accounting that vested was $1.1 million during fiscal year 2009. The estimated tax benefit recognized on the vesting of these awards was $0.4 million during fiscal year 2009.
Nonvested Share Equity Awards
     Our nonvested share activity for awards subject to equity accounting is as follows:

		Weighted
		Average	Aggregate
	Number of	Grant Date	Intrinsic
	Shares	Fair Value	Value
Nonvested at September 26, 2008	147,379	$7.78
Granted	74,004	$24.77
Vested	(36,845)	$7.78
Forfeited	(2,434)	$7.15

Nonvested at October 2, 2009	182,104	$14.69	$5,021,000

     Nonvested shares issued are classified as equity and compensation expense is recognized over the vesting period based on the fair value of the nonvested shares at grant date. During the fiscal year ended October 2, 2009, we granted nonvested share equity awards 74,004 shares at a weighted average value of $24.77. Nonvested share equity awards vest over either three or four years.
     We recognized compensation expense, a non-cash charge, related to nonvested equity award shares of $0.8 million for the fiscal year ended October 2, 2009. At October 2, 2009, unrecognized compensation expense related to these awards totaled approximately $1.5 million and will be recognized over a weighted average period of 2.0 years.
     The total fair value of nonvested equity awards that vested during fiscal year 2009 was $0.6 million. We anticipate we will recognize a tax benefit related to shares vesting during the year ended October 2, 2009 of approximately $0.2 million. The tax benefit related to equity share awards with a fair value at the vest date in excess of the fair value at the grant date is included as a component of cash flows from financing activities within the consolidated statement of cash flows; the remainder of the tax benefit is included as a component of cash flow from operating activities.
     Holders of both equity and liability nonvested share awards are permitted to net settle shares to satisfy the minimum statutory tax withholding obligation. We received 16,942 shares at a weighted average price of $26.12 in connection with the withholding of taxes upon vesting of nonvested shares in fiscal year 2009, which is reflected as a financing activity within the consolidated statements of cash flows.
Other Stock Awards
     We have recognized expense related to stock awards issued to directors that vest immediately upon grant of $0.3 million in fiscal year 2009.
Warrants
     Pursuant to a 2005 agreement with Alvarez & Marsal, LLC (“A&M”), as a component of compensation for their evaluation of our business and recommendations for improving our operating and financial performance, we issued 472,671 warrants to acquire our common stock at a price of $5.67 per share. During March 2009, A&M exercised the warrants. Pursuant to the terms of the warrant, A&M elected a cashless exercise. As a result, we issued to A&M 387,482 shares of our common shares and A&M surrendered the right to purchase the remaining 85,189 common shares. The tax benefit related to fair value of these shares at the exercise date in excess of the fair value at the grant date is included as a component of cash flows from financing activities within the consolidated statement of cash flows; the remainder of the tax benefit is included as a component of cash flow from operating activities.
15. EMPLOYEE BENEFIT PLANS
     We have a defined contribution plan organized under Section 401(k) of the Internal Revenue Code covering substantially all employees. The plan allows all qualifying employees to contribute up to the tax deferred contribution limit allowable by the Internal Revenue Service. We currently match 50% of the employee contributions, which is not to exceed 6% — 12% of the employee’s salary, depending on the length of the employee’s service. We may contribute additional amounts to the plan as determined annually by the Board of Directors. Employer contributions related to the plan totaled $0.9 million for the year ended October 2, 2009.
16. STOCK REPURCHASE PLAN
     In October 2002, our Board of Directors authorized up to $20.0 million to implement a common stock repurchase plan. Stock purchases are restricted under our current credit agreement and we did not purchase any shares in fiscal year 2009 under this program.
17. SIGNIFICANT CUSTOMERS
     Sales to Wal-Mart, Inc. represented 25% of revenues during the year ended October 2, 2009.
     Accounts receivable from Wal-Mart, as a percent of total trade and other receivables, amounted to 15% as of October 2, 2009.
18. SUBSEQUENT EVENTS—UNAUDITED
     As of October 2, 2009, the U.S. credit facility, as amended, was comprised of a $110.0 million term loan and a $30.0 million revolving credit facility. During fiscal 2010 we repaid and terminated the term loan.
     On July 9, 2010, we received written notice from Bay State Milling Company (“Bay State”) that, pursuant to the terms of that certain Flour Purchase Agreement, dated as of August 7, 2002, by and between Bay State (the “Flour Purchase Agreement”) and us, Bay State is exercising its right to terminate the Flour Purchase Agreement, effective September 30, 2012. We source durum and have it converted to semolina and semolina/flour blends for our Tolleson, Arizona facility from an adjacent milling facility owned by Bay State. Under the terms of the Flour Purchase Agreement, we are obligated to purchase 80% of its annual Tolleson requirements for semolina from Bay State with an annual minimum of 50 million pounds. We have satisfied its minimum requirements. We will not incur any early termination penalties in connection with termination of the Flour Purchase Agreement. Other than the Flour Purchase Agreement, we and our affiliates do not have any material relationships with Bay State.
     We entered into an agreement and plan of merger (the “Merger Agreement”) with Ralcorp Holdings, Inc., a Missouri corporation (“Ralcorp”) on June 20, 2010, and amended on July 15, 2010, under which Ralcorp agreed to acquire all of our outstanding shares of common stock for $53.00 per share in cash, for a total purchase price of approximately $1.2 billion, net of cash acquired. Under the Merger Agreement, Ralcorp has commenced a tender offer to acquire all of the outstanding shares of our Class A Convertible Common Stock, par value $0.001 per share. There is no assurance that this transaction will be consummated.
19. QUARTERLY FINANCIAL DATA—UNAUDITED
     The following quarterly financial data is unaudited, but in the opinion of management, all adjustments necessary for a fair presentation of the selected data for these interim periods presented have been included.
     Quarterly financial data is as follows (in thousands, except per share data):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Fiscal Year ended October 2, 2009
Revenues	$171,206	$162,325	$145,527	$149,104
Gross profit	$48,844	$44,161	$42,642	$41,002
Net income	$26,028	$26,196	$20,232	$15,832
Net income per common share (basic)	$1.28	$1.27	$0.97	$0.76
Net income per common share (assuming dilution)	$1.23	$1.21	$0.93	$0.73
     Due to changes in stock prices during the year and timing of issuance of shares, the cumulative total of quarterly net income per share amounts may not equal income per share for the year.